Exhibit 1.1

EXECUTION VERSION

SYNAPTICS INCORPORATED

(a Delaware corporation)

$500,000,000

0.50% Convertible Senior Notes due 2022

PURCHASE AGREEMENT

Dated: June 20, 2017

SYNAPTICS INCORPORATED

(a Delaware corporation)

$500,000,000

0.50% Convertible Senior Notes due 2022

PURCHASE AGREEMENT

June 20, 2017

Wells Fargo Securities, LLC

as Representative of the several Initial Purchasers

c/o	Wells Fargo Securities, LLC
375 Park Avenue
New York, NY 10152

Ladies and Gentlemen:

Synaptics Incorporated, a Delaware corporation (the “Company”), confirms its agreement with you and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 10 hereof), for whom you are acting as Representative (in such capacity, the “Representative”), with respect to (i) the sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $500,000,000 aggregate principal amount of the Company’s 0.50% Convertible Senior Notes due 2022 (the “Initial Securities”) and (ii) the grant by the Company to the Initial Purchasers, acting severally and not jointly, of the option to purchase all or any part of an additional $25,000,000 aggregate principal amount of its 0.50% Convertible Senior Notes due 2022 (the “Option Securities” and, together with the Initial Securities, the “Securities”). The Securities will be convertible by the holders thereof into cash, fully paid, non-assessable shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) or a combination of cash and shares of Common Stock, at the option of the Company, on the terms, and subject to the conditions, set forth in the Indenture (as defined below). The Securities are to be issued pursuant to an indenture dated as of the Closing Time (as defined below) (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

Pursuant to (i) a Securities Purchase Agreement, dated as of June 11, 2017 (the “Conexant Purchase Agreement”), by and among the Company, Lakestar Semi, Inc., a Delaware corporation, CNXT Holdings, Inc., a Delaware corporation, and Conexant Systems, LLC, a Delaware limited liability company (“Conexant”), and subject to the conditions contained therein, the Company will purchase all of the outstanding limited liability company interests of Conexant (the “Conexant Acquisition”) and (ii) an Asset Purchase Agreement, dated as of June 12, 2017 (the “Marvell Purchase Agreement” and, together with the Conexant Purchase Agreement, the “Acquisition Agreements”), by and between the Company and Marvell International Ltd., a Bermuda exempted company (“Marvell”), and subject to the conditions contained therein, the Company will purchase the assets of the Multimedia Solutions Business of Marvell Semiconductor (the “Marvell Business Acquisition” and, together with the Conexant Acquisition, the “Acquisitions”).

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the Securities Act (the “Securities Act Regulations”) by the Securities and Exchange Commission (the “Commission”)).

The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated June 20, 2017 prior to the Applicable Time (as defined below) (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated June 20, 2017 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, including any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers, in the case of the Preliminary Offering Memorandum prior to the Applicable Time, in connection with their solicitation of purchases of, or offering of, the Securities. The Company will prepare a final term sheet reflecting the final terms of the Securities, in the form set forth in Schedule B hereto (the “Final Term Sheet”), and will deliver such Final Term Sheet to the Initial Purchasers prior to the Applicable Time in connection with their solicitation of purchases of, or offering of, the Securities. The Company agrees that, unless it obtains the prior written consent of the Representative, it will not make any offer relating to the Securities by any written materials other than the Offering Memorandum and the Issuer Written Information. “Issuer Written Information” means (i) any writing intended for general distribution to investors as evidenced by its being specified in Schedule C hereto, including the Final Term Sheet, and (ii) any “road show” that is a “written communication” within the meaning of the Securities Act. “General Disclosure Package” means the Preliminary Offering Memorandum and any Issuer Written Information specified on Schedule C hereto and issued at or prior to 12:09 A.M., New York City time, on June 21, 2017 or such other time as agreed by the Company and the Representative (such date and time, the “Applicable Time”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is incorporated by reference in the Offering Memorandum.

To the extent there are no additional Initial Purchasers listed in Schedule A hereto, all references to the Initial Purchasers shall refer just to you.

SECTION 1.    Representations and Warranties.

(a)    Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, the Applicable Time, the Closing Time (as defined below) and any Date of Delivery (as defined below), and agrees with each Initial Purchaser, as follows:

(i)    General Disclosure Package; Rule 144A Eligibility. The Company hereby confirms that it has authorized the use of the General Disclosure Package, including the Preliminary Offering Memorandum and the Final Term Sheet, and the Final Offering Memorandum in connection with the offer and sale of the Securities by the Initial Purchasers. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

(ii)    No Registration Required; No General Solicitation. Subject to compliance by the Initial Purchasers with the representations and warranties of the Initial Purchasers and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement, the General Disclosure Package and the Final Offering Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended. None of the Company, its Affiliates (as defined herein) or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act Regulations.

(iii)    Accurate Disclosure. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any Issuer Written Information, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Offering Memorandum, as of its date, at the Closing Time or at any Date of Delivery, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, when such documents incorporated by reference were filed with the Commission, when read together with the other information in the General Disclosure Package or the Final Offering Memorandum, as the case may be, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the General Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representative expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the first paragraph under the heading “Plan of Distribution – Commissions and Discounts,” the third sentence of the first paragraph under the heading “Plan of Distribution – Notes are Not Being Registered,” the third and fourth sentences under the heading “Plan of Distribution – New Issue of Notes” and the information in the first paragraph under the heading “Plan of Distribution–Price Stabilization, Short Positions” in the Offering Memorandum (collectively, the “Initial Purchaser Information”).

(iv)    Incorporation of Documents by Reference. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission under the Exchange Act (the “Exchange Act Regulations”).

(v)    Independent Accountants. KPMG LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, are independent registered public accountants with respect to the Company within the meaning of the Securities Act, the Securities Act Regulations, the Exchange Act, the Exchange Act Regulations and the Public Company Accounting Oversight Board.

(vi)    Financial Statements; Non-GAAP Financial Measures. The financial statements of the Company included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the notes thereto. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. All disclosures contained in the General Disclosure Package or the Final Offering Memorandum, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) relating to the financial statements of the Company comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(vii)    No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, properties, stockholders’ equity, results of operations or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business or with respect to the Company’s ability to perform its obligations under this agreement (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(viii)    Good Standing of the Company and Subsidiaries. The Company and each of its subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent such concept is applicable in the relevant jurisdiction), (b) has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Offering Memorandum and (c) is duly qualified and authorized to do business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or in good standing would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. All of the issued and outstanding capital stock of each of the Company’s subsidiaries has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except under the credit facilities of the Company described in the General Disclosure Package and the Final Offering Memorandum. None of the outstanding shares of capital stock of any such subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary. The only “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X, as promulgated by the Commission) are those listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2016.

(ix)    Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the General Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or equity incentive or employee benefit plans referred to in the General Disclosure Package and the Final Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the General Disclosure Package and the Final Offering Memorandum).

(x)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xi)    Authorization of the Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xii)    Authorization of the Securities and the Common Stock. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture. The maximum number of shares of Common Stock issuable upon conversion of the Securities (including the maximum number of additional shares of Common Stock by which the Conversion Rate (as such term is defined in the Indenture) may be increased upon conversion in connection with a Make-Whole Fundamental Change (as such term is defined in the Indenture) or Redemption Notice (as such term is defined in the Indenture) and assuming (x) the Company elects, upon each conversion of the Securities, to deliver solely shares of Common Stock, other than cash in lieu of any fractional shares, in settlement of each such conversion and (y) the Initial Purchasers exercise their option to purchase the Option Securities in full) (the “Maximum Number of Underlying Securities”) has been duly authorized and reserved for issuance upon such conversion by all necessary corporate action, and such shares of Common Stock, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; no holder of such shares of Common Stock will be subject to personal liability solely by reason of being such a holder; the issuance of such shares of Common Stock upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company; and, except as set forth in the General Disclosure Package and the Final Offering Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(xiii)    Description of the Securities, the Common Stock and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Final Offering Memorandum. The Common Stock conforms in all material respects to all statements relating thereto contained or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum and such description conforms to the rights set forth in the instruments defining the same.

(xiv)    Registration Rights. Except as described in the General Disclosure Package and the Final Offering Memorandum, there are no persons with registration rights or other similar rights to have any securities registered for sale or sold by the Company under the Securities Act.

(xv)    Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Indenture and the consummation of the transactions contemplated herein and therein and in the General Disclosure Package and the Final Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in (A) any violation of the provisions of the charter, by-laws or similar organizational document of the Company or any of its subsidiaries or (B) any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity (except, in the case of (B), for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xvi)    Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

(xvii)    Absence of Proceedings. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which might reasonably be expected to result in a Material Adverse Effect, or which might materially and adversely affect the performance by the Company of its obligations under this Agreement; and the aggregate of all pending legal or governmental proceedings to which the Company or any such subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the General Disclosure Package and the Final Offering Memorandum, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(xviii)    Absence of Further Requirements. Except as required in connection with the Acquisitions, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement and in the General Disclosure Pacakage and the Final Offering Memorandum or for the due execution, delivery and performance of the Indenture, except such as have been already obtained or as may be required under the rules of the NASDAQ Stock Market LLC or state securities laws.

(xix)    Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xx)    Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the General Disclosure Package and the Final Offering Memorandum or (B) would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the General Disclosure Package and the Final Offering Memorandum, are in full force and effect.

(xxi)    Intellectual Property. The Company and its subsidiaries own or possess, have a valid right to use, or can acquire on reasonable terms, such patents, patent applications, licenses, inventions, copyrights and copyrightable works, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names and any other worldwide intellectual property or similar proprietary rights (collectively, “Intellectual Property”) necessary to carry on or used in the business now operated by them, except where such failure to own or have the right to use would not reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has infringed upon or misappropriated or is otherwise aware of any conflict with asserted rights of others with respect to any Intellectual Property, which infringement or misappropriation or conflict (if the subject of any unfavorable decision, ruling or finding), singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(xxii)    Environmental Laws. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”) and (B) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings (collectively, “Actions”) relating to any Environmental Law against or involving the Company or any of its subsidiaries.

(xxiii)    ERISA. Each Plan (as defined herein) has been maintained in all material respects in compliance with its terms and the applicable requirements of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”). Each Plan established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates (as defined herein) that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Except as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA, and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to any Plan or the employment or compensation of employees by any of the Company or any of its subsidiaries that could have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to any Plan or the employment or compensation of employees by the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect; or (iv) a non- exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Plan that could have a material adverse effect. To the knowledge of the Company, none of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that would reasonably be expected to have a Material Adverse Effect. For purposes of this paragraph, (x) the term “ERISA Affiliates” means, with respect to the Company or any of its subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code, and (y) the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) with respect to which the Company or any of its ERISA Affiliates may have any liability under ERISA.

(xxiv)    Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability of assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) except in connection with the Acquisitions, no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xxv)    Disclosure Controls. The Company and each of its subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act Regulations) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxvi)    Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxvii)    Payment of Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided or where the failure to make such filing or payment would not result in a Material Adverse Effect. The United States federal income tax returns of the Company through the fiscal year ended June 25, 2016 have been settled and no assessment in connection therewith has been made against the Company. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable United States, foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

(xxviii)    Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or any of its subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither of the Company nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxix)    Investment Company Act. The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Final Offering Memorandum will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xxx)    Absence of Manipulation. Neither the Company nor any Affiliate of the Company has taken, nor will the Company or any Affiliate take, directly or indirectly, any action which is designed, or would reasonably be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or to result in a violation of Regulation M under the Securities Act.

(xxxi)    No Unlawful Payments. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment of any money or other property, gift or anything of value to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with all applicable anti-bribery and anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxii)     Money Laundering Laws. The operations of the Company and its subsidiaries are currently, and at all times during the past five years have been, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries alleging a failure to comply with the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxiii)    No Conflicts with Sanctions Laws. None of Company, any of its subsidiaries, directors or officers, nor, to the knowledge of the Company, any employees, agents, Affiliates or representatives of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”, the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions, currently, Cuba, Iran, North Korea, Sudan, Syria and Crimea; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, (i) to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxxiv)    No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock (or equity interests), from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except under the credit facilities of the Company described in the General Disclosure Package and the Final Offering Memorandum.

(xxxv)    Statistical and Market-Related Data. Any statistical and market-related data included in the General Disclosure Package or the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects, and, to the extent required by such sources, the Company has obtained the written consent to the use of such data from such sources.

(xxxvi)    Acquisition Agreements. Each of the Acquisition Agreements has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, and, to the knowledge of the Company, each of the Acquisition Agreements has been duly authorized, executed and delivered by, and is a valid and binding agreement of Conexant and Marvell, respectively, and the other parties to each thereto, enforceable in accordance with its terms, except as enforcement thereof may be subject to or limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. The Company expects that each Acquisition will be consummated in all material respects on the terms and by the date and as contemplated by the respective Acquisition Agreement and the description thereof set forth in the General Disclosure Package. In addition, nothing has come to the Company’s attention that would indicate that any of the representations and warranties of Conexant and Marvell set forth in the respective Acquisition Agreement is not true and correct in all material respects as of the date hereof (except in the case of any such representation and warranty that is qualified by materiality or by a material adverse effect, in which case such representation and warranty shall be true and correct in all respects).

(xxxvii)    Company Purchases. The Company (or any “affiliate” or “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) has not directly or indirectly (including, without limitation, by means of a derivative instrument) purchased, offered to purchase, placed any bid or limit order that would effect a purchase of, or commenced any tender offer relating to, any shares of Common Stock (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depositary share), listed contracts on shares of Common Stock or securities that are convertible into, or exchangeable or exercisable for, shares of Common Stock (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during the “restricted period” (as defined in Regulation M under the Exchange Act) in connection with the offering of the Securities (determined as if such “restricted period” applied without regard to the exclusions set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act), except through the Representative or its affiliates.

(b)    Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

SECTION 2.    Sale and Delivery to Initial Purchasers; Closing.

(a)    Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule A, the aggregate principal amount of Initial Securities set forth in Schedule A, plus any additional principal amount of Initial Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof, subject to such adjustments as the Representative in its discretion shall make to ensure that any sales or purchases are in authorized denominations.

(b)    Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers, severally and not jointly, to purchase the Option Securities, at the price set forth in Schedule A. The option hereby granted may be exercised for 30 days after the date hereof and may be exercised in whole or in part from time to time upon written notice by the Representative to the Company setting forth the amount of Option Securities as to which the several Initial Purchasers are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representative, but shall not be less than two full business days after the exercise of such option (unless such Date of Delivery shall be the initial Closing Time (as defined herein)) nor later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Securities, each of the Initial Purchasers, acting severally and not jointly, will purchase that proportion of the total principal amount of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser bears to the total principal amount of Initial Securities, subject in each case to such adjustments as the Representative in its discretion shall make to ensure that any sales or purchases are in authorized denominations.

(c)    Payment. Payment of the purchase price for, and delivery of certificates or security entitlements for, the Initial Securities shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by the Representative and the Company, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchasers, payment of the purchase price for, and delivery of certificates or security entitlements for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Company, on each Date of Delivery as specified in the notice from the Representative to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates or security entitlements for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase. Wells Fargo Securities, LLC, individually and not as Representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

SECTION 3.    Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(a)    Delivery of Offering Memorandum. The Company has delivered to each Initial Purchaser, without charge, as many copies of the Preliminary Offering Memorandum (as amended or supplemented) thereto and documents incorporated by reference therein as such Initial Purchaser reasonably requested, and the Company hereby consents to the use of such copies. The Company will furnish to each Initial Purchaser, without charge, such number of copies of the Final Offering Memorandum thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b)    Notice and Effect of Material Events. If at any time prior to the completion of resales of the Securities by the Initial Purchasers, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Initial Purchasers or for the Company, to amend or supplement the General Disclosure Package or the Final Offering Memorandum in order that the General Disclosure Package or the Final Offering Memorandum, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, the Company will promptly (A) give the Representative notice of such event and (B) prepare any amendment or supplement as may be necessary to correct such statement or omission and, a reasonable amount of time prior to any proposed use or distribution, furnish the Representative with copies of any such amendment or supplement; provided that the Company shall not use or distribute any such amendment or supplement to which the Representative or counsel for the Initial Purchasers shall reasonably object. The Company will furnish to the Initial Purchasers such number of copies of such amendment or supplement as the Initial Purchasers may reasonably request.

(c)    Reporting Requirements. Until the completion of resales of the Securities by the Initial Purchasers, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the Exchange Act Regulations. The Company has given the Representative notice of any filings made pursuant to the Exchange Act and the Exchange Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representative notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representative or counsel for the Initial Purchasers shall reasonably object.

(d)    Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representative may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)    Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the General Disclosure Package and the Final Offering Memorandum under “Use of Proceeds.”

(f)    DTCC. The Company will cooperate with the Initial Purchasers and use its reasonable best efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of The Depository Trust & Clearing Corporation (“DTCC”).

(g)    Listing. The Company will use its reasonable best efforts to effect and maintain the listing of the Maximum Number of Underlying Securities on the NASDAQ.

(h)    Restriction on Sale of Securities. During a period of 90 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of the Representative, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing, except for any registration statement pertaining to the resale of shares of Common Stock issued as consideration for the Conexant Acquisition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder and any shares of Common Stock issued upon conversion of the Securities, (B) any shares of Common Stock issued by the Company upon the settlement, vesting or exercise of an option, stock appreciation right, restricted stock unit, deferred stock unit, restricted stock award, performance share award or other equity-based award or warrant or the conversion of a security outstanding on the date hereof, (C) any shares of Common Stock issued or options to purchase Common Stock or other equity-based award granted pursuant to existing employee benefit or equity incentive plans of the Company referred to in the General Disclosure Package and the Final Offering Memorandum, (D) any shares of Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the General Disclosure Package and the Final Offering Memorandum, (E) any shares of Common Stock issued as consideration for the Conexant Acquisition, or (F) any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock in connection with acquisitions (other than the Conexant Acquisition), joint ventures and similar types of arrangements of up to 5% of outstanding Common Stock in aggregate at the time of the Agreement, as long as the recipients of such securities also agree not to sell or transfer such securities without the prior written consent of the Representative for a period of 90 days following the date of the Final Offering Memorandum.

(i)    Reservation of Common Stock. The Company will reserve and keep available at all times, free of preemptive rights, the Maximum Number of Underlying Securities.

SECTION 4.    Payment of Expenses.

(a)    Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) preparation, issuance and delivery of the Securities to the Initial Purchasers and the Common Stock issuable upon conversion thereof and any charges of DTCC or transfer taxes imposed in connection therewith, (ii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iii) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (iv) the preparation, printing and delivery to the Initial Purchasers of copies of each Preliminary Offering Memorandum, any Issuer Written Information, the Final Term Sheet and the Final Offering Memorandum and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchasers to investors, (v) all fees and expenses of the Trustee and any expenses of any transfer agent or registrar for the Securities or the Common Stock issuable upon conversion of the Securities, (vi) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and (vii) the fees and expenses incurred in connection with the listing of the Common Stock issuable upon conversion of the Securities on the NASDAQ. The Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel.

(b)    Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 10(a)(ii) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

SECTION 5.    Conditions of Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained herein on the date hereof, at the Applicable Time and at the Closing Time or in certificates of any officer of the Company or any of its subsidiaries, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)    Opinion of Counsel for Company. At the Closing Time, the Representative shall have received the opinion and negative assurance, dated the Closing Time, of Winston & Strawn LLP, counsel for the Company, together with signed or reproduced copies of such letter for each of the other Initial Purchasers substantially to the effect set forth in Exhibit A hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(b)    Opinion of Counsel for Initial Purchasers. At the Closing Time, the Representative shall have received the favorable opinion and negative assurance, dated the Closing Time, of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers in form and substance satisfactory to the Representative. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(c)    Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer or the President of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(d)    Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from KPMG LLP a letter, dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(e)    Bring-down Comfort Letter. At the Closing Time, the Representative shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(f)    Chief Financial Officer’s Certificate. At the time of the execution of this Agreement, the Representative shall have received from the Chief Financial Officer of the Company a certificate, dated such date, in the form set out as Exhibit C to this Agreement.

(g)    Bring-down Chief Financial Officer’s Certificate. At the Closing Time, the Representative shall have received from the Chief Financial Officer of the Company a certificate, dated as of the Closing Time, to the effect that they reaffirm the statements made in the certificate furnished pursuant to subsection (f) of this Section.

(h)    Approval of Listing. At the Closing Time, the Maximum Number of Underlying Securities shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

(i)    Lock-up Agreements. At the date of this Agreement, the Representative shall have received an agreement substantially in the form of Exhibit B hereto signed by the persons listed on Schedule D hereto.

(j)    Maintenance of Rating. Since the execution of this Agreement, there shall not have been any decrease in or withdrawal of the rating of any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or any public announcement issued related to any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(k)    Conditions to Purchase of Option Securities. In the event that the Initial Purchasers exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any of its subsidiaries hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representative shall have received:

(i)    Officers’ Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

(ii)    Opinion of Counsel for Company. If requested by the Representative, the opinion of Winston & Strawn LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.

(iii)    Opinion of Counsel for Initial Purchasers. If requested by the Representative, the favorable opinion of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iv)    Bring-down Comfort Letter. If requested by the Representative, a letter from KPMG LLP, in form and substance satisfactory to the Representative and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representative pursuant to Section 5(e) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

(v)    Bring-down Chief Financial Officer’s Certificate. If requested by the Representative, a certificate of the Chief Financial Officer of the Company, dated such Date of Delivery, to the effect that they reaffirm the statements made in the certificate furnished pursuant to Section 5(f) hereof.

(vi)    Additional Documents. At the Closing Time and at each Date of Delivery (if any), counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably request for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(l)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Initial Purchasers to purchase the relevant Option Securities, may be terminated by the Representative by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive any such termination and remain in full force and effect.

SECTION 6.    Subsequent Offers and Resales of the Securities.

(a)    Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i)    Offers and Sales. Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. The Company has not entered into any contractual arrangement, other than this Agreement, with respect to the distribution of the Securities or the Common Stock issuable upon conversion of the Securities and the Company will not enter into any such arrangement except as contemplated thereby.

(ii)    No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act Regulations) will be used in the United States in connection with the offering or sale of the Securities.

(iii)    Legends. Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the General Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(iv)    Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

(b)    Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(i)    Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act Regulations, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A thereunder or otherwise.

(ii)    Rule 144A Information. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

(iii)    Restriction on Resales. Until the expiration of one year after the last date of original issuance of the offered Securities (or such shorter period as may be provided for in Rule 144 under the Securities Act), the Company will not, and will cause its Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3)), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c)    Representations, Warranties and Agreements of the Initial Purchasers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the Securities Act Regulations. Each Initial Purchaser understands that the offered Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each Initial Purchaser severally represents and agrees that it has not offered or sold, and will not offer or sell, any offered Securities constituting part of its allotment within the United States except in accordance with Rule 144A or another applicable exemption from the registration requirements of the Securities Act. Accordingly, neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States. Each Initial Purchaser will take reasonable steps to inform, and cause each of its affiliates (as such term is defined in Rule 501(b) under the Securities Act Regulations (each, an “Affiliate”)) to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the Securities Act, (B) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company or any subsidiary thereof, (2) under a registration statement that has become effective under the Securities Act (it being understood that the Company has no obligation to file any such registration statement with respect to the Securities), (3) in accordance with Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (4) pursuant to another available exemption from registration under the Securities Act.

SECTION 7.    Indemnification.

(a)    Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its Affiliates, its directors and officers, its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact included in any Preliminary Offering Memorandum, the Final Offering Memorandum, the information contained in the Final Term Sheet or any Issuer Written Information (or any amendment or supplement to the foregoing) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 8(d) below) any such settlement is effected with the written consent of the Company;

(iii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in any Preliminary Offering Memorandum, the Final Offering Memorandum or the information contained in the Final Term Sheet (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(b)    Indemnification of Company, Directors and Officers. Each Initial Purchaser severally and not jointly agrees to indemnify and hold harmless the Company, its directors, its officers, Affiliates and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Preliminary Offering Memorandum, the Final Offering Memorandum or the information contained in the Final Term Sheet (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability on claims that are the subject matter of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8.    Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Initial Purchasers, on the other hand, bear to the aggregate initial offering price of the Securities as set forth on the cover of the Final Offering Memorandum.

The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any reasonable and documented legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to the public were offered to the public exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Initial Purchaser’s Affiliates, officers, directors and selling agents shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company and each of the Company’s Affiliates, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the aggregate principal amount of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9.    Representations, Warranties, Indemnities and Agreements to Survive. All representations, warranties, indemnities and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries and the Initial Purchasers submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or the Company, its Affiliates or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 10.    Termination of Agreement.

(a)    Termination. The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NASDAQ, or (iv) if trading generally on the NYSE MKT, the New York Stock Exchange or the NASDAQ has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b)    Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 11.    Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(i)    if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

(ii)    if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Initial Purchasers to purchase, and the Company to sell, the Option Securities to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Initial Purchasers to purchase and the Company to sell the relevant Option Securities, as the case may be, either the (i) Representative or (ii) the Company shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the General Disclosure Package or the Final Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 11.

SECTION 12.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to Wells Fargo Securities, LLC at 375 Park Avenue, New York, NY 10152, attention of Equity Syndicate Department (facsimile: (212)-214-5918); and notices to the Company shall be directed to it at 1251 McKay Drive, San Jose, California 95131, attention of John McFarland (facsimile: 408-904-2742).

SECTION 13.    No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of its subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14.    Parties. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 15.    Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16.    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 17.    Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 18.    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 20.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 21.    Xtract Research LLC. The Company hereby agrees that the Initial Purchasers may provide copies of the Preliminary Offering Memorandum and the Final Offering Memorandum relating to the offering of the Securities and any other agreements or documents relating thereto, including, without limitation, any trust indentures, to Xtract Research LLC (“Xtract”) following the completion of the offering in compliance with applicable law for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

SYNAPTICS INCORPORATED

By	/s/ Wajid Ali
Name:	Wajid Ali
Title:	Senior Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED,

            as of the date first above written:

WELLS FARGO SECURITIES, LLC

By:	WELLS FARGO SECURITIES, LLC

	By	/s/ Adam Bilali
Authorized Signatory

For itself and as Representative of the other Initial Purchasers named in Schedule A hereto.

[Signature Page to Purchase Agreement]

SCHEDULE A

The initial offering price of the Securities shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

The purchase price to be paid by the Initial Purchasers for the Securities shall be 98.00% of the principal amount thereof.

The interest rate on the Securities shall be 0.50% per annum.

Other terms of the Securities will be as set forth under the section “Description of Notes” in the Preliminary Offering Memorandum, as supplemented by the Final Term Sheet.

Name of Initial Purchaser	Principal Amount of Initial Securities
Wells Fargo Securities, LLC	$300,000,000
BMO Capital Markets Corp.	$62,500,000
MUFG Securities Americas Inc.	$62,500,000
HSBC Securities (USA) Inc.	$25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$25,000,000
U.S. Bancorp Investments, Inc.	$25,000,000

Total	$500,000,000

SCHEDULE B

Final Term Sheet

PRICING TERM SHEET	Strictly Confidential

Dated June 20, 2017

Synaptics Incorporated

$500,000,000

0.50% Convertible Senior Notes due 2022

The information in this pricing term sheet (the “Pricing Term Sheet”) supplements Synaptics Incorporated’s preliminary offering memorandum, dated June 20, 2017 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum only to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, the Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all other documents incorporated by reference therein. Terms used but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars. Synaptics Incorporated has increased the size of the offering to $500,000,000 (or $525,000,000 if the initial purchasers’ option to purchase additional notes is exercised in full). The final offering memorandum relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	Synaptics Incorporated, a Delaware corporation.

Ticker / Exchange for Common Stock:	SYNA / The NASDAQ Global Select Market (“NASDAQ”).

Title of Securities:	0.50% Convertible Senior Notes due 2022 (the “Notes”).

Aggregate Principal Amount Offered:	$500,000,000 aggregate principal amount of Notes.

Initial Purchasers’ Option to Purchase Additional Notes:	$25,000,000 aggregate principal amount of Notes.

Trade Date:	June 21, 2017.

Expected Settlement Date:	June 26, 2017.

Issue Price:	The Notes will be issued at a price of 100% of their principal amount, plus accrued interest from June 26, 2017, if any.

Maturity:	The Notes will mature on June 15, 2022, unless earlier repurchased, redeemed or converted.

Interest Rate:	0.50% per year.

Interest Payment Dates:	Interest will accrue from the Expected Settlement Date and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2017.

Optional Redemption:

The Issuer may not redeem the Notes prior to June 20, 2020. The Issuer may redeem for cash all or part of the Notes, at its option, on or after June 20, 2020 if the last reported sale price of the Issuer’s common stock, as determined by the Issuer, has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Issuer provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Notes, which means that the Issuer is not required to redeem or retire the Notes periodically.

NASDAQ Last Reported Sale Price on June 20, 2017:	$55.11 per share of the Issuer’s common stock.

Conversion Premium:	Approximately 32.5% above the NASDAQ Last Reported Sale Price on June 20, 2017.

Initial Conversion Price:	Approximately $73.02 per share of the Issuer’s common stock.

Initial Conversion Rate:	13.6947 shares of the Issuer’s common stock per $1,000 principal amount of Notes.

Use of Proceeds:	The Issuer estimates that its net proceeds from the Notes offering will be approximately $489.5 million, after deducting discounts and commissions and estimated offering expenses payable by the Issuer. If the initial purchasers’ option to purchase additional Notes is exercised in full, the Issuer estimates that its net proceeds from the Notes offering will be approximately $514.0 million, after deducting discounts and commissions and estimated offering expenses payable by the Issuer.

The Issuer expects to use approximately $94 million of the net proceeds from the Notes offering to repurchase shares of the Issuer’s common stock concurrently with the pricing of the Notes offering in privately negotiated transactions effected with or through Wells Fargo Securities, LLC or one of its affiliates, as described below opposite the caption “Repurchases of Shares of the Issuer’s Common Stock”.

The Issuer intends to use the remainder of the net proceeds from the Notes offering to (i) pay off the approximately $123.8 million currently outstanding under, and terminate, its term loan facility and (ii) together with available cash and borrowings under its revolving credit facility, fund the cash portion of the Pending Acquisitions, which are expected to occur in the first quarter of its fiscal year 2018. Pending the allocation of the net proceeds of the Notes to finance the Pending Acquisitions, the net proceeds may be invested in overnight or other short-term financial instruments. See “Summary—Recent Developments” in the Preliminary Offering Memorandum.

The Notes offering is not conditioned upon the completion of either of the Pending Acquisitions and there can be no assurance that one or both of the Pending Acquisitions will be completed on the terms described in the Preliminary Offering Memorandum or at all. If one or both of the Pending Acquisitions do not close, the remaining balance of the net proceeds from the Notes offering will be used for working capital and general corporate purposes, including to repay amounts outstanding under the Issuer’s revolving credit facility. See “Use of Proceeds” in the Preliminary Offering Memorandum.

Repurchases of Shares of the Issuer’s Common Stock:
The Issuer expects to use approximately $94 million of the net proceeds from the Notes offering to repurchase shares of the Issuer’s common stock concurrently with the pricing of the Notes offering in privately negotiated transactions effected with or through Wells Fargo Securities, LLC or one of its affiliates. The Issuer repurchased approximately 1.7 million shares indirectly from purchasers of Notes in the offering at a purchase price per share equal to the NASDAQ Last Reported Sale Price on June 20, 2017, which was $55.11 per share. These repurchases could have increased, or prevented a decrease in, the market price of the Issuer’s common stock concurrently with the pricing of the Notes, and could have resulted in a higher effective conversion price for the Notes.

Sole Book-Running Manager:	Wells Fargo Securities, LLC

Lead Managers:	BMO Capital Markets Corp. MUFG Securities Americas Inc.

Co-Managers:	BofA Merrill Lynch HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

CUSIP Number:	87157D AC3

ISIN:	US87157DAC39

Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or Notice of Redemption:

If the effective date of a “make-whole fundamental change” (as defined in the Preliminary Offering Memorandum) occurs prior to the maturity date of the Notes or the Issuer gives a notice of redemption with respect to any or all of the Notes and, in each case, a holder elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption, as applicable, the following table sets forth the number of additional shares of the Issuer’s common stock by which the conversion rate will be increased per $1,000 principal amount of Notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$55.11	$60.00	$65.00	$70.00	$73.02	$75.00	$80.00	$90.00	$100.00	$120.00	$150.00	$200.00
June 26, 2017	4.4508	3.6332	2.9731	2.4474	2.1816	2.0249	1.6828	1.1740	0.8273	0.4157	0.1419	0.0100
June 15, 2018	4.4508	3.5710	2.8837	2.3410	2.0686	1.9091	1.5628	1.0569	0.7207	0.3368	0.0993	0.0021
June 15, 2019	4.4508	3.4862	2.7623	2.1973	1.9169	1.7539	1.4039	0.9056	0.5871	0.2448	0.0558	0.0000
June 15, 2020	4.4508	3.3563	2.5780	1.9816	1.6910	1.5243	1.1731	0.6957	0.4119	0.1392	0.0174	0.0000
June 15, 2021	4.4508	3.1422	2.2617	1.6099	1.3050	1.1355	0.7954	0.3850	0.1834	0.0358	0.0000	0.0000
June 15, 2022	4.4508	2.9720	1.6899	0.5910	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $200.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.

•	If the stock price is less than $55.11 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 18.1455 shares of the Issuer’s common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender. This information does not purport to be a complete description of the Notes or the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such solicitation or sale would be unlawful prior to registration or qualification of the Notes under the laws of any such state.

Neither the Notes nor the shares of common stock, if any, issuable upon conversion of the Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and neither may be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE C

Issuer Written Information

Final Term Sheet in the form set forth on Schedule B

SCHEDULE D

List of Persons and Entities Subject to Lock-up

Name of Person/Entity	Position
Richard A. Bergman	President, Chief Executive Officer, and Director
Wajid Ali	Senior Vice President and Chief Financial Officer
Kevin Barber	Senior Vice President and General Manager, Smart Display Division
John McFarland	Senior Vice President, General Counsel and Secretary
Huibert Verhoeven	Senior Vice President and General Manager, Human Interface Systems Division
Alex Wong	Senior Vice President of Worldwide Operations
Mark Wadlington	Senior Vice President of Worldwide Sales
Francis F. Lee	Chairman of the Board
Jeffrey D. Buchanan	Director
Nelson C. Chan	Director
Keith B. Geeslin	Director
Russell J. Knittel	Director
Richard L. Sanquini	Director
James L. Whims	Director